Exhibit 4.2

NATIONAL GRID PLC

EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED ON 26 JULY 2021)

Shareholders’ Approval:	7 December 2001

Directors’ Adoption:	7 December 2001

Shareholders’ Re-approval:	25 July 2011

Shareholders’ Re-approval:	26 July 2021

Expiry Date:	26 July 2031

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless the context otherwise requires:-

“Alternative Option Price” has the meaning given in Section 9.1(b) of the Plan;

“ADS” means the Company’s American Depositary Shares (evidenced by American Depositary Receipts), each ADS representing five (5) Ordinary Shares;

“Base Option Price” has the meaning given in Section 9.1(a) of the Plan;

“the Board” means the board of directors of the Company;

“the Code” means the US Internal Revenue Code of 1986, as amended;

“the Committee” means the Remuneration Committee which is duly authorised and appointed by the Board;

“the Company” means National Grid plc registered in England and Wales with Company number 4031152;

“the Companies Act 2006” means the United Kingdom’s Companies Act 2006;

“Consent” has the meaning given in Section 17.2 of the Plan;

“Control” means control with the meaning given by section 995 of the United Kingdom’s Income Tax Act 2007;

“Fair Market Value” has the meaning given in Section 9.3 of the Plan;

“the Group” has the meaning given in Section 2 of the Plan;

“the London Stock Exchange” means the London Stock Exchange plc;

“NYSE” means The New York Stock Exchange, or its successor;

“Offer” means an offer made under the Plan;

“Official List” means the list maintained by the Financial Services Authority for the purpose of section 74(1) of the United Kingdom’s Financial Services and Markets Act 2000;

“Ordinary Shares” means ordinary shares of the Company including ordinary shares represented by ADSs;

“Participating Corporation” means any Subsidiary of the Company that adopts the Plan with the consent of the Company, provided that the Committee may in its discretion exclude (at any time or from time to time) one or more such Subsidiaries from participating in an Offer in which case such excluded Subsidiary shall not be a “Participating Corporation” under the Plan with respect to such Offer;

“the Plan” means the National Grid Employee Stock Purchase Plan, as amended from time to time;

“Plan Action” has the meaning given in Section 17.1 of the Plan;

“Purchase Date” means, for any Purchase Period, the last business day of such period;

“Purchase Period” means the period(s) established by the Committee with respect to an Offer; and

“Subsidiary” has the meaning given in Section 3 of the Plan.

1.2	Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3

Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

1.4	Expressions in italics are for guidance only and do not form part of the Plan.

2.	PURPOSE OF PLAN

The purpose of the Plan is to provide eligible employees of the Company and/or designated subsidiaries of the Company (together the “Group”) who wish to acquire Ordinary Shares with a convenient method of doing so. The Board believes that participation in ownership of the Company by employees of the Group’s companies on this basis will be to the mutual benefit of the employees and the Group. It is intended that the Plan shall constitute an “employee stock purchase plan” within the meaning of section 423(b) of the Code.

3.	EMPLOYEES ELIGIBLE TO PARTICIPATE

Any employee of a Participating Corporation is eligible to participate in the Plan, other than an employee who has not been employed for such period as of the date of an Offer as the Committee shall in its discretion have determined (consistent with the exclusions permitted under section 423(b)(4) of the Code) prior to the date of such Offer. The term “employee” includes any officer or director of a Participating Corporation who is otherwise an employee of a Participating Corporation. The term “Subsidiary” has the meaning set forth in section 424(f) of the Code. Any period determined by the Committee in accordance with this Section 3 shall apply to all employees who participate in such Offer.

4.	ADMINISTRATION OF THE PLAN

4.1

The Plan shall be administered by the Committee, which may delegate any or all of its powers under and/or in respect to the Plan to the Company’s Share Schemes Sub Committee, in accordance with its terms of reference.

4.2	The Committee shall have the authority:

(a)	to exercise all of the powers granted to it under the Plan,

(b)	to construe, interpret and implement the Plan,

(c)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations,

(d)	to make all determinations necessary or advisable in administering the Plan,

(e)	to correct any defect, supply any omission and reconcile any inconsistency in the Plan,

(f)	subject to Section 15, to amend the Plan to reflect changes in applicable law, and

(g)	to establish exchange ratios applicable to amounts withheld or shares purchased in foreign currencies.

4.3	The determination of the Committee on any matters relating to the Plan shall be final, binding and conclusive on all parties.

4.4	No member of the Board, the Committee or the Company’s Share Schemes Sub Committee shall be liable for:

(a)	any action or determination made in good faith with respect to the Plan; or

(b)	any action or determination with respect to an Offer that results in such Offer (individually or entirely) failing to meet the requirements of section 423 of the Code.

4.5	Notwithstanding anything to the contrary contained herein:

(a)	until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board; and

(b)	the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan.

In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

5.	SHARES SUBJECT TO PLAN.

5.1

The total number of Ordinary Shares, which may be issued or transferred pursuant to the Plan shall be 200,000,000 shares (being 10% of the expected issued share capital on the adoption of the Plan). Such shares may be authorised but unissued Ordinary Shares or authorised and issued Ordinary Shares acquired for the purposes of the Plan. Shares transferred pursuant to the Plan may, at the Company’s option, be represented by ADSs issued pursuant to the Company’s Amended and Restated Deposit Agreement, or any successor depository facility. Shares subject to any lapsed or expired option shall again become available for transfer pursuant to options granted or to be granted under the Plan.

5.2

Subject to any required action by the shareholders of the Company, the number of shares available for issuance both in the aggregate and with respect to each outstanding option, and the Base Option Price/Alternative Option Price per share under each outstanding option, may be proportionately adjusted for any increase or decrease in the ordinary share capital in issue resulting from a variation of the Company’s share capital, or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by the Company. Such adjustment may be made at the discretion of the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an option.

5.3

No option or other right to acquire Ordinary Shares may be granted if, as a result of such grant, the total number of Ordinary Shares issued or issuable pursuant to the exercise of options or other rights granted within the preceding ten years under this Plan and all employee share schemes established by the Company or a Subsidiary would exceed 10% of the issued ordinary share capital of the Company on the day of such grant.

5.4	References in Section 5.3 to shares issued or issuable pursuant to the exercise of options or other rights shall include any shares issued for the purpose of satisfying any such option or other right.

6.	OFFER DATE

6.1

The Committee shall determine the date or dates upon which one or more Offers shall be made under the Plan and the procedures that shall apply with respect to such Offer. The term of each Offer shall be twenty four (24) months, or such other term as the Committee shall determine prior to the commencement of an Offer, which shall not exceed 60 months or any other period prescribed by the relevant legislation.

6.2

In order to participate in an Offer, an eligible employee must submit such enrolment forms as shall be prescribed by the Committee (which shall include a payroll deduction authorisation form) at such time and in such manner as shall be prescribed by the Committee (including the use of on-line enrolment and other technologies, as applicable). The payroll deductions authorised by a participant on a payroll deduction authorisation form shall not exceed a specified monetary maximum established by the Committee.

7.	PARTICIPATION

7.1

On the effective date of an Offer, each eligible employee shall be granted an option to acquire, through payroll deductions, as many whole Ordinary Shares (and fractions thereof, in jurisdictions where the acquisition of fractional Ordinary Shares is permissible), subject to the limitation set forth in Section 8, as he or she may acquire with the amount to be deducted from his or her pay during the term of the Offer. Each Offer shall specify the maximum number of Ordinary Shares that the participant may purchase throughout the duration of the Offer.

7.2

All employees granted options under an Offer shall have the same rights and privileges under such Offer, except that the number of whole Ordinary Shares (and fractions thereof, in jurisdictions where the acquisition of fractional Ordinary Shares is permissible) each participant may purchase will depend upon the payroll deduction he or she authorises.

7.3

Each participant in an Offer agrees to notify the Company of any disposition of Ordinary Shares acquired pursuant to the Plan prior to the expiration of the holding periods set forth in section 423(a) of the Code.

7.4

All contributions received or held by the Company, or any Participating Employer, or any agent thereof, under the Plan may be used by the Company or the Participating Employer for any corporate purpose, and the Company and the Participating Corporation shall not be obligated to segregate such contributions or pay interest thereon.

8.	PARTICIPATION LIMITATIONS

Notwithstanding any other provision of the Plan, no employee shall be granted an option under the Plan if:

(a)

the employee, immediately after such grant, owns shares (including all shares which may be purchased under outstanding options, whether or not such options qualify for the special tax treatment afforded by section 421(a) of the Code) possessing 5% or more of the total combined voting power or value of all classes of share capital of the Company or of any subsidiary corporation; for purposes of this limitation, the rules of section 424(d) of the Code and the regulations promulgated thereunder (relating to attribution of stock ownership) shall apply; or

(b)

such grant would permit, under the rules set forth in section 423(b)(8) of the Code and the regulations promulgated thereunder, the employee’s rights to purchase shares under this Plan and all other employee share purchase plans maintained by the Company and its subsidiary corporations, to accrue at a rate in excess of $25,000 (or any other amount prescribed by the relevant legislation) in Fair Market Value of such shares (determined at the time such option is granted) for each calendar year (or any other period prescribed by the relevant legislation) in which such option is outstanding at any time; for purposes of this limitation, only options to which section 423 of the Code applies shall be counted.

9.	OPTION PRICE

9.1

Subject to the provisions of Section 11 regarding recommencement of participation, the option price at which Ordinary Shares may be purchased under any option granted under the Plan shall be determined by the Committee provided that it shall be not less than the lower of:

(a)	85% of the Fair Market Value of an Ordinary Share on the date of grant of the option (the “Base Option Price”), and

(b)	85% of the Fair Market Value of an Ordinary Share on the date of exercise of the option (the “Alternative Option Price”).

9.2	The option price determined by the Committee pursuant to Section 9.1 shall be stated in the option documentation to be given to the participant.

9.3	The Fair Market Value of each Ordinary Share on any day shall be:

(a)

If Ordinary Shares are to be acquired and such shares are quoted on the Official List, the mid-market price of the shares (as derived from the Daily Official List of the London Stock Exchange) on the preceding dealing day or, if the Committee so determines, the average of the mid-market price of the shares on the three trading days preceding such day.

(b)	If ADSs are to be acquired and the principal market for the ADSs (the “Market”) is the NYSE or another national securities exchange, the last sale price; or,

(i)

if no reported sales take place on the date on which the Fair Market Value is to be determined, the Fair Market Value on that date will be the average of the high bid and low asked price of ADSs as reported for Market on such date;

(ii)

if no such quotation is made on the date on which the Fair Market Value is to be determined, the Fair Market Value will be the average of the high bid and low asked price of ADSs as reported for the Market on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the date in respect of which the Fair Market Value is being determined.

(c)	In the event that neither paragraph (a) nor (b) applies, the Fair Market Value on any day shall be determined in good faith by the Committee and in compliance with applicable law.

(d)

Notwithstanding the foregoing the purchase price of an ADS may never be less than the pounds sterling equivalent on the relevant day of the nominal value of the Ordinary Shares represented by such ADS.

10.	EXERCISE OF OPTIONS

10.1

At the end of each payroll period, the amount authorised shall be deducted from the after-tax pay of each participant. This amount shall be held for the credit of the participant by the Company as part of its general funds and may, at the discretion of the Company, accrue interest.

10.2

Subsequent to procedures prescribed by the Committee, on each Purchase Date, each participant who has not withdrawn from the Plan or terminated employment with the Company or its Subsidiaries in accordance with Section 11 and whose participation in the Offer has not terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the participant’s option the number of whole Ordinary Shares (and fractions thereof, in jurisdictions where the acquisition of fractional Ordinary Shares is permissible) determined by dividing (a) the total amount of the participant’s payroll deductions accumulated during the term of the Offer and not previously applied toward the purchase of Ordinary Shares by (b) the option price determined by the Committee in accordance with Section 9.1. However, in no event shall the number of Ordinary Shares purchased by the participant during the term of an Offer exceed the number of shares subject to the participant’s option. As applicable, any part of a participant’s accumulated payroll deductions which are not used to acquire Ordinary Shares may either be repaid to the participant or carried forward and applied on the participant’s behalf in any successive Offer. Ordinary Shares may be purchased on a Purchase Date on behalf of a participant whose participation in the Offer or the Plan has terminated before such Purchase Date, provided that in no case shall such a purchase occur more than three (3) months after the participant’s termination of employment with the Company or its Subsidiaries. Notwithstanding any other provision in this Plan, the amount paid to acquire Ordinary Shares when an option is exercised shall not exceed the amounts actually deducted from the pay of a participant during the term of an Offer (and any interest on such amounts where relevant).

10.3

Where Ordinary Shares are issued to or transferred to a participant following the exercise of an option, the participant shall not be entitled to any rights, attaching to such shares by reference to a record date before the date on which the shares are actually so issued or transferred.

10.4	Notwithstanding any other provision in this Plan, an award made under the rules of this Plan may be structured as a contract (as opposed to an option) to buy such shares.

11.	WITHDRAWAL FROM PARTICIPATION

11.1

Subject to procedures prescribed by the Committee, a participant may at any time until five (5) business days before the scheduled Purchase Date elect to withdraw from further participation in an Offer. Deductions from the pay of the participant shall cease as soon as practicable following such election. At the discretion of the Committee, any amounts deducted from the participant’s pay prior to such cessation (and not previously applied to purchase Ordinary Shares) may be used to acquire ~~whole~~ Ordinary Shares in accordance with the procedures set forth in Section 10.2, above, on the first Purchase Date following the date of the participant’s withdrawal from the Plan. Any payroll deductions remaining in the participant’s Plan account after such date shall be returned to the participant as soon as practicable. Recommencement of participation in a subsequent Offer or Purchase Period shall be subject to procedures prescribed by the Committee.

11.2

Subject to Section 11.3, upon termination of a participant’s employment with the Company or its Subsidiaries for any reason, the participant shall cease participation in the Plan. At the discretion of the Committee, any amounts deducted from the participant’s pay prior to such cessation (and not previously applied to purchase Ordinary Shares) may be used to acquire ~~whole~~ Ordinary Shares in accordance with the procedures set forth in Section 10.2, above, on the first Purchase Date following the date of the participant’s termination of employment with the Company or its Subsidiaries, provided such Purchase Date occurs not more than three (3) months following the participant’s termination of employment with the Company or its Subsidiaries. Any payroll deductions remaining in the participant’s Plan account after such date shall be returned to the participant as soon as practicable. The Committee may in its discretion determine whether any leave of absence constitutes a termination of employment for purposes of the Plan in accordance with Treasury Regulation § 1.421-1(h)(2).

11.3

The procedures set forth in Section 11.2 shall apply to any employee who ceases to be employed as a result of the participant’s injury, permanent disability, or retirement; his death; or his employment by a company which ceases to be a Subsidiary of the Company, or which relates to a business or part of a business which is transferred to a person who is not a related company, unless the Committee, in its discretion, determines that the following provisions shall apply:

(a)

if he so ceases by reason of injury, permanent disability (as determined by the Committee) or reaching normal retirement age in accordance with the terms of his contract of employment, the option may be exercised on the earlier of (i) the first Purchase Date following the date of such cessation or (ii) the date two (2) calendar months after the date of such cessation (unless such date does not fall on a business day, in which case the relevant date will be the next business day), and any payroll deductions remaining in the participant’s account after such date shall be returned to the participant as soon as practicable;

(b)

if he so ceases by reason of his death, the option may be exercised on the earlier of (i) the first Purchase Date following the date of his death or (ii) the date two (2) calendar months after the date of his death (unless such date does not fall on a business day, in which case the relevant date will be the next business day), and any payroll deductions remaining in the participant’s account after such date shall be returned to the participant’s legal representative as soon as practicable;

(c)

if he so ceases only because he is employed by a company which ceases to be a Subsidiary of the Company, or relates to a business or part of a business which is transferred to a person who is not a related company, the option may be exercised on the earlier of (i) the first Purchase Date following the date of such cessation or (ii) the date two (2) calendar months after the date of such cessation (unless such date does not fall on a business day, in which case the relevant date will be the next business day), and any payroll deductions remaining in the participant’s account after such date shall be returned to the participant as soon as practicable.

12.	RIGHTS NOT TRANSFERABLE

A participant’s rights under the Plan shall not be assignable or transferable, voluntarily or involuntarily, by operation of law or otherwise, any such assignment or transfer which may be attempted shall be null and void and of no effect; provided, however, that this Section 12 shall not prevent transfers by will or by the laws of descent and distribution. If any action is taken by a participant in contravention of this Section 12, such action may, at the discretion of the Committee, be treated as a notice of withdrawal pursuant to the provisions of Section 11.

13.	APPROVAL OF SHAREHOLDERS

The Plan was approved by the Company’s shareholders on 7 December 2001, was adopted by the Company on 7 December 2001 and was amended by the Board on 23 April 2008. The Plan was further amended by the Board with effect from 25 July 2011 and was re-approved by the Company’s shareholders on 25 July 2011.

14.	TERMINATION

14.1	The Plan, and all rights of employees under any Offer, shall terminate upon the first to occur of:

(a)	the date as of which the Committee determines that the total number of shares available for sale under the Plan is not sufficient to meet all unfilled purchase requirements; or

(b)	the date as of which the Plan is terminated by the Board.

14.2

Upon termination of the Plan, all payroll deductions shall cease and all amounts credited to participants shall be either refunded to each participant or equitably applied to the purchase of the whole Ordinary Shares or ADSs (and fractions thereof, in jurisdictions where the acquisition of fractional Ordinary Shares or ADSs is permissible) then available under the Plan (with any remaining funds refunded to participants as soon as practicable), as determined by the Committee in its discretion.

14.3	No options may be granted after the 10-year anniversary of the date of the latest approval by the Company’s shareholders.

15.	AMENDMENT

15.1	Subject to Section 15.2 below, the Board (or, as permitted by Section 4.2, the Committee) may at any time alter the Plan.

15.2

Subject to Section 15.3 below, no alteration to the advantage of the persons to whom options may be granted shall be made under Section 15.1 above to any of Sections 3, 5, 8, 9, 10, 11, 12, 14, 17, and 18 without the prior approval by ordinary resolution of the members of the Company in general meeting.

15.3

Section 15.2 above shall not apply to any minor alteration to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants, the Company or any Subsidiary or related company.

15.4	Shareholder approval of any amendment shall be obtained to the extent necessary to comply with section 423 of the Code or other applicable law or regulation.

16.	EXPENSES

All expenses of administering the Plan, including any expenses incurred in connection with the purchase by the Company of shares for sale to participants, shall be borne by the Company or a Participating Corporation.

17.	CONSENTS

17.1

If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any option under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.

17.2

The term “Consent” as used herein with respect to any Plan Action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any national, federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the participant with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

18.	ADDITIONAL RESTRICTIONS

Prior to the exercise of an option under the Plan, and as a condition precedent to such exercise and the issuance of any shares, the Committee may require the participant to represent and warrant that the shares are being acquired for investment purposes only, and may impose such other restrictions on the issuance of such shares as the Committee in its discretion deems necessary or advisable.

19.	TAKEOVER, RECONSTRUCTION AND WINDING UP

19.1	Section 19.2 below applies if any of the events described in this Section 19.1 occurs.

a)	any person obtains Control of the Company as a result of making a general offer to acquire shares in the Company, or having obtained Control makes such an offer; or

b)

any person becomes bound or entitled to acquire shares in the Company under sections 979 to 992 of the Companies Act 2006, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company; or

c)	a scheme of arrangement or compromise under section 895 of the Companies Act 2006 is proposed; or

d)	a demerger, special dividend or other event which, in the opinion of the Company would affect the share price to a material extent, is proposed; or

e)	the events referred to in this Section 19 are part of an arrangement (“a Reorganisation”) which will mean that the Company will

(i)	be under the Control of another company or the business of the Company is carried on by another company; and

(ii)	the persons who owned the shares in the Company immediately before the change of Control will immediately afterwards own more than 50% of the shares in that other company.

19.2

If any of the events described in Section 19.1 above occurs, subject to earlier lapse under Section 11.3 above, and in the absolute discretion of the Board, all unexercised outstanding options under the Plan will be treated as set forth in either (i), (ii), (iii), or (iv) below.

(i)

each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation in accordance with the requirements of section 424 of the Code; or

(ii)

all outstanding options may be cancelled by the Board as of a date prior to the effective date of any such transaction and all payroll deductions shall, as soon as practicable, be returned to participants; or

(iii)	the Purchase Date shall be accelerated to a date before the date of the transaction specified by the Board; or

(iv)	any other manner the Board shall deem appropriate and equitable in the Board’s absolute discretion.

19.3	For the purposes of Section 19.1a) above, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

20.	NOTICES

Any notice to be given to the Company under the Plan shall be in writing and shall be addressed to the Company Secretary at the Company’s registered office, or to such other address as the Company may hereafter designate by notice in the manner set forth herein. Notice to an employee who participates in the Plan shall be addressed to the address of the employee on the human resources records of the Company, or to such other address as the employee may designate by notice in the manner set forth herein. A notice shall be deemed to have been duly given when personally delivered or, if mailed by registered or certified mail to the party entitled to receive it, five days after the date the notice was so mailed.

21.	RIGHT OF DISCHARGE RESERVED

Nothing in the Plan shall confer upon any participant the right to continue in the employ of the Company or any Subsidiary or affect any right which the Company or any Subsidiary (whether or not such Subsidiary is a Participating Corporation) may have to terminate such participant’s employment and an individual who participates in the Plan shall and does by submitting an application to be granted an option waive all and any rights to compensation or damages in consequence of the termination of his employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option granted pursuant to this Plan as a result of such termination.

22.	SECTION HEADINGS

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

23.	GOVERNING LAW

The Plan shall be interpreted, construed and administered in accordance with English law (without giving effect to principles of conflict of laws), except that in relation to the U.S. tax treatment of participants, the Plan will be interpreted, construed and administered in accordance with the Code.